EXHIBIT 10.30

ATHENAHEALTH, INC.
DIRECTOR COMPENSATION PLAN
(Effective January 1, 2016)

The Director Compensation Plan (the “Plan”) of athenahealth, Inc. (the “Company”) applies to non-employee directors, who shall receive the compensation set forth in this Plan for service on the Board of Directors (the “Board”).
Cash Compensation
The meeting fees and retainers set forth below are payable quarterly in arrears. Retainers are pro-rated for any partial period. Board Meeting Fees will only be paid once per scheduled meeting even if a meeting occurs over one or more days. Committee Meeting Fees will only be paid once per day even if more than one Committee Meeting is attended on such day. The committees for which non-employee directors will be eligible to receive meeting fees include the three standing committees of the Board (the Audit, Compensation, and Nominating and Corporate Governance Committees) and any special committee of the Board (including the Major Transactions Committee).

Meeting Fees	Meeting Fee
In Person - Board Meeting	$3,000
In Person - Committee Meeting	$3,000
By Phone - Board Meeting and Board Calls	$1,000
By Phone - Committee Meeting	$1,000

Retainers	Annual Retainer
Annual	$20,000
Lead Director	$20,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating and Corporate Governance Committee Chair	$12,500

Equity Compensation
Annual equity grants shall be equivalent in value to $225,000 per year. The equity amount will be determined by dividing $225,000 by the average closing price per share of the Company’s common stock during the last 20 trading sessions preceding and including the last Friday during the month of January to arrive at a restricted stock unit equivalent. Following determination of the restricted stock unit equivalent to be granted, the Company will provide to each non-employee director the opportunity to elect stock options, restricted stock units, or a combination of both (at a 2.5:1 stock option to restricted stock unit ratio). Restricted stock units and/or stock options shall be granted the first business day of March and will vest in full on the first anniversary of the grant date, subject to continued service on the Board. Grants for new directors will be pro-rated for partial year service and granted on the first business day of the month following the later of the initial date of service or the date on which such grant is approved.
In addition to the cash and equity compensation described above, the Company reimburses each member of the Board of Directors for reasonable travel and other expenses in connection with attending meetings of the Board of Directors or committees thereof.
This Plan is prospective from its effective date and will not affect any compensation paid or granted before that date. This Plan may be amended from time to time by vote of the Board of Directors. This Plan does not affect the obligations of the Company to indemnify directors as set forth in relevant sections of the Company’s certificate of incorporation, by-laws, or indemnification agreements. Questions or issues concerning the application and administration of this Plan will be addressed by the Nominating and Corporate Governance Committee